Exhibit 5.1

Saul Ewing LLP Attorneys at Law

September 10, 2004

American Financial Realty Trust

1725 The Fairway

Jenkintown, PA 19046

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Re:	American Financial Realty Trust
Post-Effective Amendment No. 3 to Form S-11
on Form S-3 Registration Statement
(Registration No. 333-104000)

Ladies and Gentlemen:

We have acted as Maryland counsel to American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 8,823,944 common shares of beneficial interest, $.001 par value per share (the “Shares”), comprised of certain shares proposed to be issued upon conversion of units of limited partnership interest in First States Group, L.P., (the “Conversion Shares”) and certain shares currently issued and outstanding and owned by Selling Shareholders (the “Existing Shares”) proposed to be offered for resale from time to time, together or separately, under the Securities Act of 1933, as amended, pursuant to the above referenced Registration Statement (the “Registration Statement”).

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i)	The Registration Statement, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) dated September 10, 2004;

(ii)	The prospectus contained in the Registration Statement (the “Prospectus”);

American Financial Realty Trust

Morgan, Lewis & Bockius LLP

September 10, 2004

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iii)	a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated September 8, 2004;

(iv)	the Amended and Restated Declaration of Trust of the Company recorded on September 5, 2002, as amended on October 22, 2003 (the “Declaration of Trust”);

(v)	a certified copy of the Bylaws of the Company (the “Bylaws”);

(vi)	resolutions adopted by the Board of Trustees of the Company dated January 27, 2003, April 23, 2003, June 27, 2003, July 24, 2003, December 11, 2003, and January 27, 2004 and;

(vii)	a Certificate of the Secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company’s directors approving the filing of the Registration Statement, and other matters that we have deemed necessary and appropriate; and

(viii)	such other documents as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(b) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(c) that all persons executing Documents on behalf of any party (other than the Company) are duly authorized; and

(d) each of the parties (other than the Company) has duly and validly executed and delivered each of the Documents to which that party is a signatory, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the respective Documents;

(e) there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;

American Financial Realty Trust

Morgan, Lewis & Bockius LLP

September 10, 2004

(f)	at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares will not have been modified or rescinded;

(g)	the issuance, execution and delivery of the Shares, and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(h)	First States Group, L.P. is a limited partnership validly existing and in good standing under the laws of its state of formation; and

(i)	the consideration received or proposed to be received for the issuance and sale of the Shares as contemplated by the Agreement of Limited Partnership of First States Group, L.P. (the “Partnership Agreement”), is not less than the par value per share.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Sonya Huffman, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. The Company is a real estate investment trust duly formed, validly existing, and in good standing under the laws of the State of Maryland.

2. The Shares have been duly authorized and (i) the Existing Shares are validly issued, fully paid and nonassessable; and (ii) when and if the Conversion Shares are duly issued and delivered in the manner and for the consideration contemplated by the Partnership Agreement, the Conversion Shares will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)	We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.

(ii)	We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

American Financial Realty Trust

Morgan, Lewis & Bockius LLP

September 10, 2004

(iii)	We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/  SAUL EWING LLP